Exhibit 99.1

PLUMAS BANCORP REPORTS RECORD EARNINGS

QUINCY, California, October 21, 2015 – Plumas Bancorp (Nasdaq:PLBC), the parent company of Plumas Bank, today announced record earnings for the three and nine months ended September 30, 2015. Earnings for the three months ended September 30, 2015 totaled $1.6 million or $0.32 per diluted share, an increase of $273 thousand from $1.3 million or $0.27 per diluted share during the third quarter of 2014. For the nine months ended September 30, 2015, Plumas Bancorp (the “Company”) reported net income of $4.2 million an increase of $776 thousand or 23%, from $3.4 million during the nine months ended September 30, 2014. Earnings per diluted share increased to $0.82 during the nine months ended September 30, 2015, up from $0.68 during the first nine months of 2014. Additionally, total assets increased to $607 million and total deposits increased to $539 million; these are the highest levels achieved in the Company’s 35 year history.

Financial Highlights

September 30, 2015 compared to September 30, 2014

●	Total assets increased by $63.8 million, or 12%, to $607 million.
●	Net loans increased by $27.7 million, or 8%, to $387 million at September 30, 2015 compared to $359 million at September 30, 2014.
●	Total deposits increased by $66.5 million, or 14% to $539 million at September 30, 2015.
●	The ratio of nonperforming loans to total loans decreased from 1.64% to 1.29% and the ratio of nonperforming assets to total assets decreased from 1.82% to 1.21%.
●	Annualized net charges-offs as a percent of average loans declined from 0.39% to 0.15%.
●	Total common equity increased by $6.5 million to $41.2 million.
●	Book value per share increased by $1.31, or 18% from $7.23 at September 30, 2014 to $8.54 at September 30, 2015.

Three months ended September 30, 2015 compared to September 30, 2014

●	Net income increased by $273 thousand, or 21%, to $1.6 million.
●	Diluted earnings per share increased by 5 cents or 19%, to 32 cents.
●	Annualized return on average assets increased from 0.98% to 1.08%.
●	Annualized return on equity increased from 15.3% to 15.7%.
●	Net interest income increased by $660 thousand, or 14%, to $5.5 million.
●	Net interest margin increased to 4.08% from 4.01%.

Nine months ended September 30, 2015 compared to September 30, 2014

●	Net income increased by $776 thousand or 23% to $4.2 million and diluted EPS by $0.14, or 21%, from $0.68 to $0.82.
●	Annualized return on average assets increased from 0.87% to 0.99%.
●	Annualized return on equity increased from 13.7% to 14.3%.
●	Net interest income increased by $1.6 million, or 12%, to $15.8 million.
●	Net interest margin increased to 4.13% from 4.01%.

Commenting on the recent quarter’s performance, Plumas Bancorp and Plumas Bank President and Chief Executive Officer, Andrew J. Ryback, remarked, “The Board of Directors, executives and I are pleased to announce that the Company achieved record earnings in the third quarter and for the nine months ended September 30, 2015. Our ability to create shared value through our focus on delivering high-quality financial products and services, in a way that benefits our clients, communities, employees and shareholders continues to be the foundation of our success. Strong business fundamentals and the ongoing ability to leverage our brand in new and existing markets are also key to our operating strength.”

Ryback continued, “This quarter's record performance reflects annualized year over year loan growth of 8% and deposit growth of over 14%. This growth has been driven by strategic investments in people, products, services, along with our steadfast commitment to fostering strong and enduring client relationships."

“Additionally,” Ryback commented, “a few exciting 2015 initiatives that we are in various stages of implementation on include the move and expansion of our Redding branch, which will offer additional growth opportunities in that key market, as well as expansion into the Reno, Nevada market. Bringing our philosophy and practices to Northern Nevada is the next step in continuing the proud tradition of Plumas Bank and we believe expansion into this growing market will provide a host of benefits to our shareholders, clients and employees.

Finally, our recent investments in banking technology, including our redesigned online banking platform which offers Mobile Deposit and Mobile BillPay, are helping us make it easier for our clients to do business with us. And early next year we will introduce a Person-to-Person (P2P) solution that will provide a safe and reliable way to transfer funds on the go from any device to friends and family from anywhere, at any time.”

In conclusion, Ryback stated, “As we look forward to celebrating Plumas Bank’s 35th anniversary, we reflect on and appreciate that our growth and success are due to the continued support and loyalty of our clients. We remain focused on strengthening client relationships by staying innovative and relevant in a fast-changing world and look forward to many years to come of further enhancing value to our clients, employees and shareholders."

Asset Quality

Nonperforming loans at September 30, 2015 were $5.0 million, a decrease of $0.9 million, or 15%, from the $5.9 million balance at September 30, 2014. Nonperforming loans as a percentage of total loans decreased to 1.29% at September 30, 2015, down from 1.64% at September 30, 2014. Nonperforming assets (which are comprised of nonperforming loans, other real estate owned (“OREO”) and repossessed vehicle holdings (“OVO”)) at September 30, 2015 were $7.3 million, down 26% from $9.9 million at September 30, 2014. Nonperforming assets as a percentage of total assets decreased to 1.2% at September 30, 2015 down from 1.8% at September 30, 2014.

The provision for loan losses increased by $150 thousand from $750 thousand during the nine months ended September 30, 2014 to $900 thousand in the current nine month period. We continue to experience a decline in loan charge-offs. Net charge-offs declined by $582 thousand from $1.0 million during the nine months ended September 30, 2014 to $434 thousand during the nine months ended September 30, 2015. Annualized net charge-offs as a percentage of average loans decreased from 0.39% during the nine months ended September 30, 2014 to 0.15% during the current period. The allowance for loan losses totaled $5.9 million at September 30, 2015 and $5.3 million at September 30, 2014. The allowance for loan losses as a percentage of total loans increased from 1.45% at September 30, 2014 to 1.51% at September 30, 2015. Specific reserves on impaired loans increased slightly from $676 thousand at September 30, 2014 to $705 thousand at September 30, 2015.

Loans, Deposits, Investments and Cash

Net loans increased by $27.7 million, or 8%, from $359 million at September 30, 2014 to $387 million at September 30, 2015. The Company continues its focus on growing loan balances through a balanced and diversified approach. The two largest areas of growth in the Company’s loan portfolio were $20.5 million in commercial real estate loans and $7.3 million in automobile loans. Additionally, agricultural loans increased by $5.2 million; however this was offset by declines of $2.1 million in residential real estate loans, $0.7 million in commercial loans and $1.5 million in consumer loans. Construction and land development loans decreased by $0.9 million to $20.5 million. Construction and land development loans represented 5.2% and 5.9% of the loan portfolio as of September 30, 2015 and September 30, 2014, respectively.

While the third quarter is traditionally our strongest quarter in terms of deposit growth, the third quarter of 2015 was exceptionally strong with an increase of $46 million from $493 million at June 30, 2015 to $539 million at September 30, 2015. Included in the $539 million is approximately $10 million in deposits acquired pursuant to the purchase of the Redding branch of Rabobank, N.A. Total deposits increased by $66.5 million from the September 30, 2014 balance of $472 million. Non-interest bearing demand deposits increased by $31.5 million, interest bearing transaction accounts (NOW) increased by $9.1 million, and savings and money market accounts increased by $27.9 million. However, time deposits declined by $2.0 million. We attribute the reduction in time deposits to the unusually low interest rate environment as we have seen a movement out of time deposits into more liquid deposit types.

Total investment securities increased by $5.1 million from $84.3 million at September 30, 2014 to $89.4 million as of September 30, 2015. Related to strong deposit growth, cash and due from banks increased by $31.7 million from $62.2 million at September 30, 2014 to $93.9 million at September 30, 2015. Included in cash and due from banks at September 30, 2015 and September 30, 2014 was interest earning balances held at the Federal Reserve Bank of San Francisco totaling $70.6 million and $37.8 million, respectively.

Shareholders’ Equity

Total shareholders’ equity increased by $6.5 million from $34.7 million at September 30, 2014 to $41.2 million at September 30, 2015 related to earnings during the twelve month period of $5.5 million, a decrease in net unrealized loss on investment securities of $912 thousand from an unrealized loss of $541 thousand at September 30, 2014 to an unrealized gain of $371 thousand at September 30, 2015, and stock option activity.

Net Interest Income and Net Interest Margin

Net interest income, on a nontax-equivalent basis, was $5.5 million for the three months ended September 30, 2015, an increase of $660 thousand, or 14%, from $4.9 million for the same period in 2014. The increase in net interest income includes an increase of $491 thousand in interest income and a decline of $169 thousand in interest expense. The largest component of the increase in interest income was a $427 thousand increase in interest and fees on loans related to growth in the loan portfolio. The reduction in interest expense is related to the payoff of the Bancorp’s subordinated debenture in April, 2015. Related to an increase in yield on investment securities and the payoff of the subordinated debenture, net interest margin for the three months ended September 30, 2015 increased 7 basis points to 4.08%, up from 4.01% for the same period in 2014.

Net interest income, on a nontax-equivalent basis, for the nine months ended September 30, 2015 was $15.8 million, an increase of $1.6 million from the $14.2 million earned during the same period in 2014. The increase in net interest income includes an increase of $1.3 million in interest income and a decline of $349 thousand in interest expense. Net interest margin for the nine months ended September 30, 2015 increased 12 basis points to 4.13%, up from 4.01% for the same period in 2014.

Non-Interest Income and Expense

During the three months ended September 30, 2015 non-interest income increased by $151 thousand to $2.0 million up from $1.9 million during the three months ended September 30, 2014. The largest component of this increase was an increase in gain on sale of SBA loans of $313 thousand from $304 thousand during the 2014 quarter to $617 thousand during the three months ended September 30, 2015. Service charge income decreased by $51 thousand most of which was related to a reduction in NSF and overcharge income which we attribute to improved economic conditions as well as working with our customers to help them reduce NSF activity. Gain on sale of investment securities declined by $137 thousand during the comparison periods, from a gain of $128 thousand during the third quarter of 2014 to a loss of $9 thousand during the current quarter.

During the nine months ended September 30, 2015 non-interest income totaled $5.9 million an increase of $437 thousand from the nine months ended September 30, 2014. The largest components of this increase were an increase of $510 thousand in gain on sale of SBA loans and an increase in Federal Home Loan Bank dividends of $107 thousand. The largest reductions in non-interest income were $151 thousand in NSF and overcharge income and $107 thousand in gain on sale of investment securities.

During the three months ended September 30, 2015, total non-interest expense increased by $370 thousand, or 9%, to $4.7 million, up from $4.3 million for the comparable period in 2014. While the Company continued to experience declines in several categories of non-interest expense, these were offset by increases in other items the largest of which was $297 thousand in salary and benefit expense. The increase in salary and benefits includes an increase in salary expense, exclusive of commissions, of $81 thousand mostly related to merit and promotion increases. In addition during 2015 we hired a loan officer to service the northern Nevada market and a branch manager for our new Reno, Nevada location. Other significant increases in salary and benefit expense include an increase of $93 thousand in commission expense related to the increase in SBA sales and an $88 thousand reduction in the deferral of loan origination costs.

During the nine months ended September 30, 2015, total non-interest expense increased by $681 thousand, or 5%, to $14.0 million, up from $13.3 million for the comparable period in 2014. The largest components of this increase were $679 thousand in salary and benefit expense and $233 thousand in professional fees. Professional fees increased from $339 thousand during the nine months ended September 30, 2014 to $572 thousand during the current period. The largest component of the increase in professional fees was an increase of $135 thousand in legal fees related to loan collection activities and general corporate matters. The largest declines in non-interest expense were $153 thousand in occupancy and equipment costs, $170 thousand in OREO expenses and $148 thousand in the provision from the change in OREO valuation.

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank based in Northeastern California. The Bank operates eleven branches located in the counties of Plumas, Lassen, Placer, Nevada, Modoc and Shasta. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

In addition, discussions about risks and uncertainties are set forth from time to time in the Company’s publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

Contact: Elizabeth Kuipers

Vice President, Marketing Manager & Investor Relations Officer
Plumas Bank
35 S. Lindan Ave.
Quincy, CA 95971
530.283.7305 ext.8912

investorrelations@plumasbank.com

PLUMAS BANCORP

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	As of September 30,
	2015	2014	Dollar Change	Percentage Change
ASSETS
Cash and due from banks	$93,964	$62,219	$31,745	51.0%
Investment securities	89,391	84,304	5,087	6.0%
Loans, net of allowance for loan losses	386,838	359,171	27,667	7.7%
Premises and equipment, net	12,442	11,796	646	5.5%
Bank owned life insurance	12,102	11,762	340	2.9%
Real estate acquired through foreclosure	2,265	3,921	(1,656)	-42.2%
Accrued interest receivable and other assets	9,854	9,924	(70)	-0.7%
Total assets	$606,856	$543,097	$63,759	11.7%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$538,754	$472,214	$66,540	14.1%
Accrued interest payable and other liabilities	11,584	17,471	(5,887)	-33.7%
Note payable	5,000	1,000	4,000	400.0%
Subordinated debentures	-	7,414	(7,414)	-100.0%
Junior subordinated deferrable interest debentures	10,310	10,310	-	0.0%
Total liabilities	565,648	508,409	57,239	11.3%
Shareholders’ equity	41,208	34,688	6,520	18.8%
Total liabilities and shareholders’ equity	$606,856	$543,097	$63,759	11.7%

PLUMAS BANCORP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

FOR THE THREE MONTHS ENDED SEPTEMBER 30,	2015	2014	Dollar Change	Percentage Change
Interest income	$5,793	$5,302	$491	9.3%
Interest expense	263	432	(169)	-39.1%
Net interest income before provision for loan losses	5,530	4,870	660	13.6%
Provision for loan losses	300	300	-	0.0%
Net interest income after provision for loan losses	5,230	4,570	660	14.4%
Non-interest income	2,046	1,895	151	8.0%
Non-interest expense	4,658	4,288	370	8.6%
Income before income taxes	2,618	2,177	441	20.3%
Provision for income taxes	1,018	850	168	19.8%
Net income	$1,600	$1,327	$273	20.6%

Basic earnings per share	$0.33	$0.28	$0.05	17.9%
Diluted earnings per share	$0.32	$0.27	$0.05	18.5%

FOR THE NINE MONTHS ENDED SEPTEMBER 30,	2015	2014	Dollar Change	Percentage Change
Interest income	$16,764	$15,479	$1,285	8.3%
Interest expense	939	1,288	(349)	-27.1%
Net interest income before provision for loan losses	15,825	14,191	1,634	11.5%
Provision for loan losses	900	750	150	20.0%
Net interest income after provision for loan losses	14,925	13,441	1,484	11.0%
Non-interest income	5,913	5,476	437	8.0%
Non-interest expense	13,994	13,313	681	5.1%
Income before income taxes	6,844	5,604	1,240	22.1%
Provision for income taxes	2,674	2,210	464	21.0%
Net income	$4,170	$3,394	$776	22.9%

Basic earnings per share	$0.87	$0.71	$0.16	22.5%
Diluted earnings per share	$0.82	$0.68	$0.14	20.6%

PLUMAS BANCORP

SELECTED FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

	September 30,
	2015	2014
QUARTERLY AVERAGE BALANCES
Assets	$588,438	$535,706
Earning assets	$537,790	$482,350
Investments	$89,301	$84,019
Loans	$392,523	$358,254
Deposits	$522,303	$468,324
Equity	$40,364	$34,327

CREDIT QUALITY DATA
Allowance for loan losses	$5,917	$5,251
Allowance for loan losses as a percentage of total loans	1.51%	1.45%
Nonperforming loans	$5,024	$5,945
Nonperforming assets	$7,342	$9,896
Nonperforming loans as a percentage of total loans	1.29%	1.64%
Nonperforming assets as a percentage of total assets	1.21%	1.82%
Year-to-date net charge-offs	$434	$1,016
Year-to-date net charge-offs as a percentage of average loans, annualized	0.15%	0.39%

SHARE AND PER SHARE DATA
Basic earnings per share for the quarter	$0.33	$0.28
Diluted earnings per share for the quarter	$0.32	$0.27
Quarterly weighted average shares outstanding	4,824	4,795
Quarterly weighted average diluted shares outstanding	5,067	4,995
Basic earnings per share, year-to-date	$0.87	$0.71
Diluted earnings per share, year-to-date	$0.82	$0.68
Year-to-date weighted average shares outstanding	4,812	4,792
Year-to-date weighted average diluted shares outstanding	5,061	4,970
Book value per common share	$8.54	$7.23
Total shares outstanding	4,828	4,795

QUARTERLY KEY FINANCIAL RATIOS
Annualized return on average equity	15.7%	15.3%
Annualized return on average assets	1.08%	0.98%
Net interest margin	4.08%	4.01%
Efficiency ratio	61.5%	63.4%

YEAR-TO-DATE KEY FINANCIAL RATIOS
Annualized return on average equity	14.3%	13.7%
Annualized return on average assets	0.99%	0.87%
Net interest margin	4.13%	4.01%
Efficiency ratio	64.4%	67.7%
Loan to Deposit Ratio	72.5%	76.8%

PLUMAS BANK CAPITAL RATIOS
Tier 1 Leverage Ratio	9.3%	9.8%
Common Equity Tier 1 Ratio	12.6%	N/A
Tier 1 Risk-Based Capital Ratio	12.6%	13.0%
Total Risk-Based Capital Ratio	13.9%	14.2%